Exhibit 99.2
FOR IMMEDIATE RELEASE

LEXINGTON PRECISION EXTENDS CONSENT SOLICITATION

NEW YORK, January 31, 2000 - Lexington Precision Corporation (OTC: LEXP) announced today that it is extending the expiration of its consent solicitation with respect to its 12 3/4% senior subordinated notes to 5:00 p.m., New York City time, on February 15, 2000, unless further extended. The company is also amending the terms of the consent solicitation to seek a waiver of the event of default that would arise if the company does not pay the senior subordinated notes at maturity on February 1, 2000.

Lexington Precision Corporation manufactures precision rubber and metal components, which are used primarily by manufacturers of automobiles, automotive replacement parts, medical devices, and industrial equipment.

Contact:  Warren Delano  (212) 319-4657